Exhibit 23.1

Subsidiaries of the Registrant

Subsidiary Name(*)	Names Under Which Subsidiary Does Business(**)	State or Jurisdiction of Incorporation or Organization

Kinergy Marketing, LLC	Kinergy Marketing	Oregon
Pacific Ag Products, LLC	Pacific Ag Products/PAP	California
Pacific Ethanol Management Services Corp.	—	Delaware
Pacific Ethanol Development, LLC	—	Delaware
New PE Holdco LLC(1)	—	Delaware
Pacific Ethanol Holding Co LLC(1)	—	Delaware
Pacific Ethanol Columbia, LLC(1)	—	Delaware
Pacific Ethanol Madera LLC(1)	—	Delaware
Pacific Ethanol Magic Valley, LLC(1)	—	Delaware
Pacific Ethanol Stockton LLC(1)	—	Delaware

(*)	All subsidiaries are wholly-owned by the Registrant unless otherwise specified by footnote.
(**)	If different from the name of the subsidiary.
(1)	The Registrant holds an 85% ownership interest in New PE Holdco LLC. Pacific Ethanol Holding Co LLC is wholly-owned by New PE Holdco LLC. Pacific Ethanol Columbia, LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Stockton LLC are wholly-owned by Pacific Ethanol Holding Co LLC.